                                                                   Exhibit 10.37


                       [LETTERHEAD OF AMF BOWLING, INC]

                                 April 10, 2000

Mr. John P. Watkins
11 Bridgway Road
Richmond, Virginia 23226

Dear John:

     Your employment with AMF Bowling, Inc., AMF Bowling Centers, Inc. and their affiliates ("AMF") ended at the close of business on April 10, 2000 (the "Termination Date"). In exchange for your promises in this letter, AMF will provide you with the severance and benefits described below (the "Severance"). The Severance is in excess of the obligation owed to you under AMF's severance policy or your employment letter. You and AMF agree as follows:

     1.   Termination. (a) You will not be an employee of AMF after the
          -----------
Termination Date. You agree that this letter evidences your resignation, effective immediately, as an officer and director of AMF and as an officer or director of (or representative of AMF in) any industry trade association. You agree that you will not communicate with employees of AMF (other than your direct reports based in Richmond) until after AMF issues the press release mentioned in paragraph 3 below and that you will not communicate with any trade association after the date of this letter (other than to submit such resignations as AMF deems appropriate).

     (b) After the Termination Date, you will not perform any duties on behalf of AMF except as required or contemplated by this letter.

     (c) You will not be entitled to any bonus or incentive compensation for 2000.

     (d) Your options to purchase the common stock of AMF Bowling, Inc. will continue to be governed by the terms and conditions of the 1996 and 1998 AMF Bowling, Inc. Stock Incentive Plans (the "Plans"). As you are aware, the Plans provide that upon the termination of employment, you forfeit unvested Stock Options and have three (3) months after the termination during which you may exercise vested Stock Options (any Stock Options not exercised within such period will be forfeited).

     (e) Except as may be required by law or as specifically promised by AMF in this letter, after the Termination Date, you will not be entitled to any insurance, health or other benefits provided by AMF to you or your family.

     (f) After the Termination Date, you will not be entitled to incur any further expenses on behalf of AMF or to take any action in its name.

     2.  Severance. (a) On the first day following the end of the Revocation
         ---------
Period (as defined in paragraph 14 below), AMF will pay to you as part of the Severance $300,000 less required withholdings, normal deductions and any amounts that you owe AMF. This payment is an amount equal to your annual base salary.

     (b) As part of the Severance, from the Termination Date until the earlier of (i) the end of your 18 month legal entitlement under COBRA or (ii) your employment by a company that offers a health insurance program for you and your family and life insurance program for you that is reasonably similar to the program then offered by AMF to its Richmond based employees, AMF will pay the full premium for participation by you and your family in the health insurance program and life insurance program for you that AMF offers to its Richmond based employees during the Severance Period (herein defined).

     (b) As part of the Severance, you will be paid your base salary and 2 weeks of accrued but unused vacation, less required withholdings, normal deductions and any amounts that you owe AMF, through April 21, 2000 on AMF's normal pay dates.

     (c) As part of the Severance, AMF will also pay $4,000 in lieu of the cost of outplacement services. You will be responsible for the purchase of any outplacement services.

     (d) Except as specifically promised in this letter, AMF will only pay the Severance to you and will have no other obligation to you arising out of or relating to your employment or the termination of your employment. You agree that you will forfeit your entitlement to the Severance if you fail to perform or observe any of your promises or obligations in this letter.

     (e) You accept the Severance in lieu of any accrued bonus, additional vacation or personal leave or other benefit to which you are or may believe you are entitled by reason of your employment, the termination of your employment or otherwise.

     3.  Services. Until April 21, 2000, you agree to provide assistance to AMF
         --------
as requested by the Chief Executive Officer of AMf (the "CEO") (the "Services"). The Services will be related to the orderly transfer of you former responsibilities and may include your assistance in any other matter as the CEO may reasonably request. You will devote your reasonable effort and time to the performance of the Services. You may obtain employment, pursue personal and family matters and manage personal investments, all on a full time basis, without violating your obligation to perform the Services so long as your activities are not provided to or for any entity that competes with AMF and do not interfere with your responsibilities under this letter. In addition to the Services, during the Severance Period, you agree to cooperate and sign such resignation letters for AMF and trade associations and forms, applications or certificates as necessary to remove your name from alcoholic beverages or gaming licenses held by AMF.

     4.   Announcement and References. AMF will issue the press release
          ---------------------------
attached as Exhibit A on or about the Termination Date. You will direct requests for references only to AMF's Vice President of Human Resources. AMF will respond to requests by sending a letter substantially in the form of the letter attached as Exhibit B.

     5.   401 k) Savings Plan. Pursuant to the terms of AMF's 401K Savings Plan
          -------------------
(the "Plan"), you will be entitled to a distribution of your Accrued Benefit, if any, as provided in the Plan, subject to any taxes or withdrawal penalties required by law.

     6.   Expenses. You will be reimbursed for all outstanding business expenses
          --------
incurred by you under AMF's policies on behalf of AMF through the Termination Date (except as specifically provided in this letter).

     7.   Release. In consideration of the Severance, you (for yourself and your
          -------
heirs, representatives and assigns) voluntarily, fully and irrevocably release, and discharge AMF and its officers, directors and employees of and from any and all claims, causes of action, rights, suits, demands, obligations, damages, costs, losses and/or liabilities, joint or several, present, past or future, known or unknown, of whatever source, both at law and in equity, including, without limitation, any claims for wrongful discharge, employment discrimination, unjust or improper dismissal or treatment, intentional or negligent torts, retaliation, back pay, reinstatement, future employment opportunities and all other claims relating to employment, separation from employment and refusal to offer future employment, breach of express or implied contract, fraud, misrepresentation, defamation, claims of any kind that may be brought in any court or administrative agency, any claims under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, as amended, the Equal Pay Act, the Virginia Human Rights Act or any other federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim, including attorneys' fees and costs, excepting only the provisions of this letter. You will not institute, prosecute, file or process, or assist or cooperate with the instituting, prosecuting, filing or processing of any complaint, charge or litigation with any governmental agency or court against AMF or its owners, shareholders, directors, officers, employees or agents in any way related to or arising out of the facts, claims or issues encompassed in this letter. If you attempt to avoid or set aside the terms of this letter, or if AMF successfully asserts the release set forth in this letter (the "Release") as a defense or bar to any claim asserted by you, you will be liable for reasonable costs and attorneys' fees in defending such claims or asserting such defense. The Release does not include AMF's obligations to you under this letter or under AMF's obligation to indemnify you as a former officer or director of AMF or as a holder of any alcoholic beverage or gaming license on behalf of AMF which indemnification obligations are incorporated herein by reference and affirmed by AMF.

     (l) In consideration of the Severance, we voluntarily, fully and irrevocably release you, and discharge you from any and all claims, causes of action, rights, suits, demands, obligations, damages, costs, losses and/or liabilities, joint or several, present, past or future, known or unknown, of whatever source, both at law and in equity. If we attempt to avoid or set aside the terms of this letter, or if you successfully assert the release set forth in this letter (the "Release") as a defense or bar to any claim asserted by us, we will be liable for reasonable costs and attorneys' fees in defending such claims or asserting such defense.

     8.   No Admission.  This letter is not an admission of a violation of any
          ------------
law or duty owed by AMF. Similarly, this letter is not an admissions of a violation of any law or duty by owed by you.

     9.   Disclosure.  You promise not to communicate or disclose the existence
          ----------
of this letter or its terms to anyone except as required by law and to your immediate family members and to counsel, accountants and other advisors or for other good cause after and approval by AMF. AMF may disclose the existence of this letter and its terms as AMF deems necessary to comply with laws, including securities laws. AMF may also disclose the existence of this letter or its terms to its employees, officers and Board members.

     10.  Confidentiality. Prior to April 21, 2000, you will assemble and
          ---------------
surrender to AMF all written, printed or electronic materials used by you in the performance of your duties for AMF. You agree that all written or printed materials and all information and data, regardless of medium, used or developed by you during your employment, are the property of AMF. These include, but are not limited to, all business or operating plans or forecasts, manuals, hand written notes or other memoranda, regardless of medium relating to the bowling centers, products, financial results, customer service or business plans of AMF. You will not use or disclose any confidential information, trade secrets or proprietary information, whatever their form, obtained from or by virtue of association with AMF without written authorization from AMF.

     11.  Disparaging Remarks. You will not at any time make any disparaging,
          -------------------
derogatory, negative or similar remarks, comments or statements, in writing or otherwise, about or in any way in reference to AMF and its products, services, officers, directors or employees.

     12.  Non Compete.
          -----------

     (a)  During the Severance Period, you will not directly or indirectly:

          (i) participate with, as an employee, advisor or otherwise (or permit your name directly or indirectly to be used by), any person or entity that operates or intends to operate a chain of ten (10) or more bowling centers ("Competitor");

          (ii) encourage any person, who was engaged in a business relationship with AMF during the one year prior to the Termination Date, to engage in a business relationship with a Competitor of AMF; or

          (iii) induce an AMF employee to terminate his or her employment (this does not prohit general circulation advertisement for employees).


You may work or participate in the retail or wholesale food industry, provided such work or participation does not result in a violation of clause (a)(i) above. As used in this letter, the "Severance Period" means the period beginning on the Termination Date and ending 365 days following the Termination Date.

     (b) You agree that the Severance Period and your promises in Paragraphs 9, 10 and 11 are fair and reasonable and relate to special, unique and extraordinary matters and that a violation of any of their terms will cause AMF irreparable injury for which adequate remedies are not available at law. You therefore agree that AMF will be entitled to an injunction or such other equitable relief as a court may deem appropriate to restrain you from violating your promises. These injunctive remedies are in addition to any other rights and remedies AMF may have at law or in equity. If a court holds that any restrictions are unreasonable under circumstances then existing, the maximum period, scope, or geographical area legally permissible under such circumstances will substituted for the period, scope or area stated herein.

     13.  Agreement. This letter constitutes the entire agreement between you
          ---------
and AMF (the "Agreement") and supersedes any prior agreements or understandings relating to your employment, the termination of your employment or other matter. Virginia law will govern the Agreement. The Agreement may be changed only by agreement in writing signed by you and AMF. If any part of the Agreement is finally determined by a court to be invalid or unenforceable for any reason, the determination will not affect its remaining provisions.

     14.  Review by Counsel. (a) You certify (i) you have read the Agreement and
          -----------------
have been advised by AMF to seek legal advice about it and have had an opportunity to discuss the Agreement and in particular, Paragraph 7, with an attorney chosen by you (AMF will reimburse up to $1,000 of the cost of your attorney's fees), (ii) you understand the terms, conditions and effect of the Agreement, (iii) you have had the Agreement in your possession since April 10, 2000 and have had ample opportunity to consider it, (iv) you are entering into the Agreement voluntarily, and of your own free will, with the intention of releasing all claims you may now or hereafter have with respect to AMF, (v) the Agreement, including the Release, is in exchange for good and valuable consideration that you agree is adequate and satisfactory for all purposes, and
(vi) that neither AMF nor any of its representatives or attorneys have made any representations to you concerning the terms, conditions or effect of the Agreement other than those contained herein. You also understand and have been informed of all rights and protections under federal, state and local laws, and in particular, the Civil Rights

Act of 1991, the Age Discrimination in Employment Act of 1967, as amended and the Older Workers Benefit Protection Act of 1990.

          (b) You acknowledge that you have been offered to take more than twenty-one (21) days to consider the Agreement and that you have been advised orally and by this letter to consult with an attorney prior to signing this letter. You also acknowledge that you may revoke the Agreement for a period of seven (7) days from the date you execute it (the "Revocation Period"). This letter was executed by you on May 1, 2000. You may revoke the Agreement within the Revocation Period by communicating your revocation in writing to AMF's Vice President Human Resources at the following address: Alfonso N. Cornish, Vice President, AMF Bowling, Inc., 8100 AMF Drive, Mechanicsville, Virginia 23111.

     16.  Special Release Notification. The Agreement includes a release of all
          ----------------------------
claims under the Age Discrimination in Employment Act ("ADEA"). Pursuant to the requirements of the ADEA and the Older Workers Benefit Protection Act ("OWBPA"), you acknowledge that you have been:

          (a) advised that the Release includes, but is not limited to, all claims under the ADEA and OWBPA arising up to and including the date of your execution of this letter;

          (b) advised to consult with an attorney and/or other advisor of your choosing concerning your rights and obligations under the Release before executing this letter;

          (c) advised to consider fully the Release before executing this letter; and

          (d) offered ample time and opportunity, in excess of twenty-one (21) days, to do so. You also acknowledge that the Agreement (including the Release) will become effective and enforceable seven (7) days following execution of this letter by you, during which seven (7) day period, you may revoke your acceptance of the Agreement (including the Release) by delivering written notice to Alfonso
N. Cornish at the address shown above.

     16.  Effective Date. The Agreement (including the Release) will not become
          --------------
effective or enforceable until the first day of the Revocation Period, or May 8, 2000.

     Please confirm your intent to enter into, and be legally bound by, the Agreement (including the Release) by signing and dating in the space provided below. There are two originals. Please sign and return one to me.

          Sincerely,



          /s/ Alfonso N. Cornish

          Alfonso N. Cornish
          Vice President, Human Resources


          Agreed on May 1, 2000:

          /s/ John P. Watkins
          --------------------------
          John P. Watkins

            Date: April 10, 2000                                      [AMF LOGO]

--------------------------------------------------------------------------------
     MEMO
--------------------------------------------------------------------------------

          To: All AMF Employees                     From: Roland Smith
     Company: AMF Bowling, Inc.                  Company: AMF Bowling, Inc.
          Re: U.S. Bowling Centers                Copied:

================================================================================

     Message:

     Effective immediately, I am assuming direct responsibility for our U.S. Bowling Centers. John Watkins is leaving the Company, and the Region Vice Presidents will now report to me. I will be meeting with the RVP's and BCO staff this week to outline priorities and structure. Accompanying this memo is a press release that is being distributed to the media this morning.

     My primary goal in making this change is to accelerate our rate of progress. Over the past 15 months, we've improved our center operations, with positive center revenue growth of 2.5% in 1999 and 1.5% so far in 2000. However, I'm not satisfied with the current rate of improvement. As you are probably aware, our BCO EBITDA plan gets more challenging as the year goes on, and to achieve this plan, I believe we must significantly accelerate our rate of progress.

     Over the last several months, I've talked a lot about our need to focus on priorities, results and attitude. In the first quarter, the Champions have made great progress on their projects and have provided us the tools necessary to improve operations and customer service. We must now all become Champions and quickly implement and execute these tools to improve our results.

     Please join me in thanking John for his contributions over the past 18 months and wishing him well in the future.

CONTACT: Merrell Wreden                                      Renee Antolik
         AMF Bowling, Inc.                                   AMF Bowling, Inc.
         804/569-8643                                        804/730-4402


            SENIOR MANAGEMENT CHANGE AT AMF'S U.S. BOWLING CENTERS

  Center Operations to Report Directly to Roland Smith, AMF President and CEO

Richmond, Virginia, April 11, 2000 - Effective immediately, AMF's U.S.
Bowling Centers will report directly to Roland Smith, the Company's President and Chief Executive Officer. John Watkins, who had been President, U.S. Bowling Centers, has left the Company.

     "We have aggressive operating and financial objectives to meet over the next two years," said Smith. "This change will create a more intense focus on achieving these goals. We've made progress over the last eighteen months in our U.S. centers, but we need to accelerate the pace of improvement. John Watkins made contributions to establishing a better operating foundation, and all of us at AMF wish him well."

     Smith noted that the position of President, U.S. Bowling Centers, has been eliminated and that the operating regions will now report directly to him. "The key driver of our center operating model is our ability to deliver customer service that exceeds customer expectations," he said. "I want to be closer to both our centers and our customers to be sure that our entire organization feels a sense of urgency in delivering our customer service promise."

     Roland Smith joined AMF a year ago from Triarc, Inc., where he was President and CEO of Arby's. His prior experience includes executive operating and marketing positions both at Arby's and PepsiCo's KFC division.

                                    (more)

AMF/U.S. Bowling Centers                                                 Page 2.


     "Roland has significant operating experience in the very fast-paced, competitive world of quick service restaurants," said Rich Friedman, Chairman of AMF's Board of Directors and a Managing Director at Goldman, Sachs & Co. "I'm pleased that he'll now bring that experience to bear more directly on U.S. center operations."

     Smith added that he believes AMF has a great opportunity at hand: "There are a lot of talented, hard-working people at our centers. I hope my direct involvement will focus their efforts into turning higher operating standards into better bottom-line results more quickly."

     As the largest bowling company in the world, AMF owns and operates 537 bowling centers throughout the world, with 414 centers in the U.S. and 123 centers in 10 other countries (including 15 joint venture centers in China, Brazil and Argentina).

     AMF is also a leader in the manufacturing and marketing of bowling products, directly or indirectly supplying over 10,000 bowling centers worldwide.

                                     #####

                                  EXHIBIT "B"

                                    [Date]

To Whom it May Concern:

     This letter concerns John Watkins, who was employed with AMF Bowling Worldwide, Inc. from September 8, 1996 until April 21, 2000. During his employment with AMF, John served as Executive Vice President and President US Bowling Center Operations.


                                        Very truly yours,



                                        Alfonso N. Cornish
                                        Vice President, Human Resources